Exhibit 5.2

June 5, 2015

Cypress Energy Partners, L.P.

5727 S. Lewis Avenue, Suite 300

Tulsa, Oklahoma 74105

Re:	Cypress Energy Partners, L.P.

Registration Statement on Form S-3

Greetings:

We have acted as North Dakota special counsel, engaged solely to render this opinion and not for the general representation of any party, to Cypress Energy Partners – 1804 SWD, LLC, a North Dakota limited liability company, Cypress Energy Partners – Grassy Butte SWD, LLC, a North Dakota limited liability company, Cypress Energy Partners – Green River SWD, LLC, a North Dakota limited liability company, Cypress Energy Partners – Manning SWD, LLC, a North Dakota limited liability company, and Cypress Energy Partners – Tioga SWD, LLC, a North Dakota limited liability company (collectively, the “ND Guarantors”), and are rendering this opinion in connection with a Registration Statement on Form S-3 (the “Registration Statement”), which we have advised is being filed on the date hereof by Cypress Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), Cypress Energy Finance Corporation, a Delaware corporation (“Finance Corp.”), the ND Guarantors, Cypress Energy Partners – Texas, LLC, a Texas limited liability company (the “TX Guarantor”), Cypress Energy Partners, LLC, a Delaware limited liability company (“CEP LLC”), Cypress Energy Partners – Bakken, LLC, a Delaware limited liability company (“CEP – Bakken”), Cypress Energy Partners – Mork SWD, LLC, a Delaware limited liability company (“CEP – Mork”), Cypress Energy Partners – Mountrail SWD, LLC, a Delaware limited liability company (“CEP – Mountrail”), Cypress Energy Partners – Orla SWD, LLC, a Delaware limited liability company (“CEP – Orla”), Cypress Energy Partners – Pecos SWD, LLC, a Delaware limited liability company (“CEP – Pecos”), Cypress Energy Partners – Williams SWD, LLC, a Delaware limited liability company (“CEP – Williams”), Cypress Energy Partners – SBG, LLC, a Delaware limited liability company (“CEP SBG”), Cypress Energy Services, LLC, a Delaware limited liability company (“CES LLC”), Tulsa Inspection Resources, LLC, a Delaware limited liability company (“TIR”), Tulsa Inspection Resources – PUC, LLC, a Delaware limited liability company (“TIR PUC”), Tulsa Inspection Resources Holdings, LLC, a Delaware limited liability company (“TIR Holdings”), and Tulsa Inspection Resources – Nondestructive Examination, LLC, a Delaware limited liability company (together with CEP LLC, CEP – Bakken, CEP – Mork, CEP – Mountrail, CEP – Orla, CEP – Pecos, CEP – Williams, CEP SBG, CES LLC, TIR, TIR PUC and TIR Holdings, the “Delaware Guarantors”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer and sale by the Partnership from time to time, pursuant to Rule 415 under the Securities Act, of (i) common units representing limited partnership interests in the Partnership, (ii) debentures, notes or other debt instruments to be issued in one or more series in an unlimited aggregate principal amount (the “Debt Securities”) by the Partnership and Finance Corp., and (iii) guarantees by the ND Guarantors, the TX Guarantor and the Delaware Guarantors (collectively, the “Guarantees”).

June 5, 2015

In connection with this opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement including the Prospectus contained therein and that certain form of Indenture by and among the Partnership, Finance Corp., the ND Guarantors, the TX Guarantor, the Delaware Guarantors and a financial institution to be identified therein as trustee (the “Indenture”), and such other certificates, statutes, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

We have further reviewed in connection with this opinion the following documents:

(i)     the Certificate of Good Standing, dated June 4, 2015, issued by the North Dakota Secretary of State with respect to Cypress Energy Partners – Tioga SWD, LLC (“Tioga”).

(ii)     the Articles of Organization of Tioga filed with the North Dakota Secretary of State on January 11, 2011 and the Articles of Amendment to Articles of Organization of Tioga filed with the North Dakota Secretary of State on November 25, 2013, both documents certified by the North Dakota Secretary of State on December 13, 2013;

(iii)     the Amended and Restated Member Control Agreement of Tioga dated January 1, 2013, executed by CEP SBG as sole member, as presented, and represented as being such, to us by Tioga;

(iv)     the Certificate of Good Standing, dated June 4, 2015, issued by the North Dakota Secretary of State with respect to Cypress Energy Partners – Manning SWD, LLC (“Manning”);

(v)     the Articles of Organization of Manning filed with the North Dakota Secretary of State on April 20, 2011 and the Articles of Amendment to Articles of Organization of Manning filed with the North Dakota Secretary of State on November 25, 2013, both documents certified by the North Dakota Secretary of State on December 12, 2013;

June 5, 2015

(vi)     the Amended and Restated Member Control Agreement of Manning dated January 1, 2013, executed by CEP SBG as sole member, as presented, and represented as being such, to us by Manning;

(vii)     the Certificate of Good Standing, dated June 4, 2015, issued by the North Dakota Secretary of State with respect to Cypress Energy Partners – Grassy Butte SWD, LLC (“Grassy Butte”);

(viii)     the Articles of Organization of Grassy Butte filed with the North Dakota Secretary of State on August 26, 2011 and the Articles of Amendment to Articles of Organization of Grassy Butte filed with the North Dakota Secretary of State on November 25, 2013, both documents certified by the North Dakota Secretary of State on December 13, 2013;

(ix)     the Amended and Restated Member Control Agreement of Grassy Butte dated January 1, 2013, executed by CEP SBG as sole member, as presented, and represented as being such, to us by Grassy Butte.

(x)     the Certificate of Good Standing, dated June 4, 2015, issued by the North Dakota Secretary of State with respect to Cypress Energy Partners – 1804 SWD, LLC (“1804”);

(xi)     the Articles of Organization of 1804 filed with the North Dakota Secretary of State on August 26, 2011 and the Articles of Amendment to Articles of Organization of 1804 filed with the North Dakota Secretary of State on November 25, 2013, both documents certified by the North Dakota Secretary of State on December 13, 2013;

(xii)     the Amended and Restated Member Control Agreement of 1804 dated January 1, 2013, executed by CEP SBG as sole member, as presented, and represented as being such, to us by 1804;

(xiii)     the Certificate of Good Standing, dated June 4, 2015, issued by the North Dakota Secretary of State with respect to Cypress Energy Partners – Green River SWD, LLC (“Green River”);

(xiv)     the Articles of Organization of Green River filed with the North Dakota Secretary of State on April 27, 2012, the Articles of Amendment to Articles of Organization of Green River filed with the North Dakota Secretary of State on December 28, 2012, and the Articles of Amendment to Articles of Organization of Green River filed by the North Dakota Secretary of State on November 25, 2013, all such documents certified by the North Dakota Secretary of State on December 13, 2013; and

June 5, 2015

(xv)     the Amended and Restated Member Control Agreement of Green River dated January 1, 2013, executed by CEP SBG as sole member, as presented, and represented as being such, to us by Green River.

The documents listed in items (i) through (xv) above are collectively referred to as the “ND Guarantors Organizational Documents.”

We have also reviewed the Written Consent of the Board of Managers of Cypress Energy Services, LLC and the Board of Directors of Cypress Energy Partners, LLC with respect to the ND Guarantors, and other parties thereto, dated as of the date hereof. As to any facts material to the opinions expressed herein, we have relied without independent verification upon oral and written statements and representations of officers, employees and other representatives of the entities listed in the initial paragraph of this letter.

Our opinions expressed below are limited to the laws of the State of North Dakota (excluding its conflict of laws principles) (“Applicable Law”). We express no opinion as to the laws of any other state or jurisdiction. Insofar as any other law is applicable to any of the matters opined on herein, we have, at your direction and with your consent, applied Applicable Law (without applying its conflict of laws principles) for purposes of rendering our opinions expressed below. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Our opinions expressed below are subject to the assumption that CEP SBG validly exists as a limited liability company in good standing in the State of Delaware, and that the respective Member Control Agreements of each of the ND Guarantors have been duly authorized by all necessary limited liability company action on behalf of CEP SBG and each ND Guarantor. Further, we have assumed that CEP SBG and each ND Guarantor has sufficient legal capacity to execute, and in fact executed, each of the Member Control Agreements of the ND Guarantors.

Our opinions set forth below are subject to the further assumptions, qualifications and exceptions set forth on Schedule A attached hereto, whether or not such assumptions, qualifications and exceptions are otherwise reasonable or applicable.

Based upon and subject to the foregoing, it is our opinion as of this date that:

1.     Based solely upon the respective Certificates of Good Standing issued by the North Dakota Secretary of State for each of the ND Guarantors, each of the ND Guarantors is a limited liability company duly formed under the laws of the State of North Dakota, is authorized to do business as a limited liability company under the laws of the State of North Dakota, and is in good standing under the laws of the State of North Dakota.

June 5, 2015

2.     Each of the ND Guarantors has been authorized to enter into the Indenture.

3.     Each of the ND Guarantors has been authorized to issue the Guarantees.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

FREDRIKSON & BYRON, P.A.

/s/ Wayne W. Carlson

Wayne W. Carlson, Vice President

Attachment(s): Schedule A

Schedule A

Our opinions set forth above are subject to the following additional assumptions, qualifications and exceptions.

Assumptions

A.     We have assumed the genuineness of all signatures and authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

B.     We have assumed that there has not been any mutual mistake of fact or fraud, duress or undue influence in connection with the entering into of the ND Guarantors Organizational Documents or otherwise.

C.     We have assumed that each document reviewed by us in connection with this opinion contains all agreements and understandings of the parties with respect to the subject matter thereof, and that there are no other agreements, understandings, usage of trade or course of dealing among the parties that would define, supplement or qualify the terms and conditions of such document.

June 5, 2015

D.     We express no opinion as any of the securities to be issued other than the Guarantees. With respect to the Guarantees, we express no opinion as to enforceability.

E.     We have assumed that the terms of the Guarantees and their issuance will be duly established in conformity with the Indenture and reflected in appropriate documentation and, as applicable, delivered by each party thereto, so as not to violate, conflict with or constitute or result in a breach under (a) any applicable law or public policy, (b) the organizational documents of the issuer thereof or (c) any agreement or instrument binding upon such issuer, and so as to comply with any requirement or restrictions imposed by any court or governmental body having jurisdiction over such issuer or applicable law or public policy.

F.     With respect to the Guarantees and their issuance, we have assumed that each ND Guarantor issuing any such Guarantee currently is, and at the time of the issuance of the Guarantees will be, a “Related Organization” of the issuer of the debt being guaranteed as such term is defined in the North Dakota Limited Liability Company Act (N.D. Century Code § 10-32-02(53)).

Qualifications and Exceptions

A.     We express no opinion as to the absence of fraud on the part of any party in connection with the transactions contemplated by the documents submitted to us or otherwise.

B.     Our opinions expressed below are limited to Applicable Law. Insofar as any other law is applicable to any of the matters opined on herein, we have, at your direction and with your consent, applied Applicable Law (without applying its conflict of laws principles) for purposes of rendering our opinions expressed below. Our opinions do not cover any laws or regulations not customarily opined upon generally (as opposed to expressly) in connection with transactions similar to the transactions contemplated above, including without limitation, local laws, ordinances, codes and regulations; securities registration, antifraud or disclosure laws and regulations; margin regulations; anti-trust, trade regulation and unfair competition laws and regulations; tax laws and regulations; pension and employee benefit laws and regulations; patent, copyright and trademark laws and regulations; fiduciary duty and conflict of interest laws; environmental laws and regulations; health and safety laws and regulations; and insolvency, fraudulent transfer or conveyance or similar laws and regulations.

C.     Our opinions are expressly limited to those set forth in the opinion letter, and we render no opinion, whether by implication or otherwise, as to any other matter relating to the ND Guarantors or any other person or entity or to the transactions contemplated above.

D.     Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligations to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery here.